Exhibit 99.1

News From

Buena, NJ 08310

Release Date: November 13, 2018

Contact:	Damian Finio Teligent, Inc. (856) 336-9117 www.teligent.com

TELIGENT, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

BUENA, NJ - (Globe Newswire) - Teligent, Inc. (NASDAQ: TLGT) (the "Company"), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•
Total revenue of $18.3 million in the third quarter of 2018, an increase of 42% over the same period in 2017. Total revenue was driven primarily by $11.4 million of sales generated by our U.S. generic topical and injectable pharmaceutical products, an increase of 39% over the same quarter in 2017 and $5.0 million of international revenues, an increase of 81% over the same quarter in 2017

•
Cost of revenues of $11.6 million in the third quarter of 2018, compared to $10.3 million for the same period in 2017, representing a gross margin of 37% for the third quarter of 2018, an increase from the 20% gross margin reported in the same period in 2017

•
$4.8 million of selling, general and administrative expenses in the third quarter of 2018, including $0.4 million of one-time fees related to the transition of external audit firms and $0.7 million of unanticipated legal fees incurred to defend the Company's position in ongoing litigation, compared to $6.0 million for the same period in 2017, which included $1.8 million of bad debt expense

•	$3.1 million of product development and research expenses in the third quarter of 2018, compared to $4.6 million for the same period in 2017

•	Operating loss of $1.2 million in the third quarter of 2018, compared to operating loss of $8.0 million in the same period in 2017

•
Due to the fluctuation in foreign exchange rates during the third quarter of 2018, we recorded a non-cash loss in the amount of $0.2 million related to the foreign currency translation of our intercompany loans to three of our wholly-owned subsidiaries; and other balances held in currencies other than local currency, compared to a non-cash gain in the amount of $1.7 million in the same period in 2017

•
The Company secured a $120.0 million financing commitment from funds managed by Ares Management, L.P. (NYSE: ARES) on November 12, 2018 comprised of a new senior-secured asset-based first lien revolver of up to $25.0 million, replacing the existing $25.0 million term loan, and second lien term loans (including delayed-draw term loans) of $95.0 million in the aggregate

•
In the third quarter of 2018, the Company launched one product and received FDA approval for three ANDAs. In October, the Company received three more FDA approvals and launched another product bringing the year to date totals to twelve FDA approved ANDAs and six U.S. product launches

“With the recent US product approvals, Canada continuing to perform well, and construction of our Buena, NJ expansion now complete, we remain confident in the health of our business. Given the unanticipated non-cash reserve increases and one-time expenses year to date, we expect a 2018 EBITDA loss in the range of $6.0 million to $8.0 million, after considering foreign exchange losses year to date," said Jason Grenfell-Gardner, President and Chief Executive Officer.

Mr. Grenfell-Gardner continued, “The strength of Teligent's internal R&D capabilities have vaulted us into the top 15 in terms of trailing twelve-month ANDA approvals globally. Additionally, the new manufacturing capabilities will further enable Teligent to leverage its internal R&D capabilities and provide more control over our supply chain."

“In looking to our pipeline, we now have 22 ANDAs on file with the US FDA and we remain confident in our ability to create sustainable and profitable long-term growth. In order to facilitate this growth, I am also pleased to announce our intent to close on a $120.0 million financing commitment from Ares. These funds will enable the Company to address our December 2019 convertible bonds, provide further liquidity to continue launching products, and enable us to substantially increase our injectable manufacturing capacity."

Amendment of Second Quarter 2018 Form 10-Q
As part of our normal external review procedures and the recent transition of external audit firms to Deloitte & Touche LLP, the Company and our Audit Committee noted an error in the Company's accounting for the partial extinguishment of December 2019 convertible bonds recorded in the second quarter. In addition, as required by U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 99 ("SAB 99"), the Company identified and recorded certain other transactions from the second quarter of 2018 not recorded on a timely basis.

With respect to the financial information contained in the Form 10-Q for the three months period ended June 30, 2018 filed on August 9, 2018, the portion of the restatement required by SAB 99 decreases reported revenues for the second quarter by $0.5 million, decreases reported cost of revenues for the second quarter by $0.3 million, decreases reported selling, general and administrative expenses for the second quarter by $0.2 million, the combined impact of which has no impact on the Company's reported net loss for the second quarter. The correction related to the accounting of the partial extinguishment of December 2019 convertible bonds decreases reported partial extinguishment of Convertible 3.75% Notes expense contained in the second quarter Form 10-Q by $7.6 million, and thus decreases the Company’s reported net loss for the second quarter from $20.7 million to $13.1 million. The Company will file an amendment to the second quarter Form 10-Q in order to revise and restate the financial information for the three and six months ended June 30, 2018 to reflect the foregoing adjustments. These adjustments are included in the nine months ended September 30, 2018 financial results reflected in this press release.

The Company will hold a conference call at 4:30pm ET today, Tuesday, November 13, 2018 to discuss the third quarter 2018 results and business update.

The Company invites you to listen to the call by dialing 1-866-393-8366. International participants should call 1-409-350-3154. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast and can be accessed in the Investor Relations section of Teligent, Inc.'s website at www.teligent.com.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, our financial guidance, statements regarding the confidence in the health of our business, the need to focus on scaling up our organization to achieve sustainable growth, our belief that, once validated, our additional capabilities provided by the Buena, New Jersey facility will further enable us to leverage highly successful internal R&D capabilities and provide more direct control over our supply chain, statements regarding our confidence in the growth of our business and creating sustainably profitable long-term growth, our intent to close the financing commitment from Ares and our ability to address our December 2019 convertible bonds, generate further liquidity for product launches, and funding our medium-term plan to add a high-speed filling line, statements regarding the Company's intent to file an amendment to the second quarter Form 10-Q, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

Depreciation expense

Amortization of intangibles

Loss on impairment

Interest (income)/expense, net

Non-cash interest expense

Provision for income taxes

Foreign currency exchange (loss)/gain

Non-cash stock-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue, net	$18,294	$12,851	$49,088	$51,150

Costs and expenses:
Cost of revenues	11,575	10,313	32,365	29,641
Selling, general and administrative expenses	4,845	5,971	15,932	14,976
Product development and research expenses	3,087	4,606	10,445	13,387
Total costs and expenses	19,507	20,890	58,742	58,004
Operating loss	(1,213)	(8,039)	(9,654)	(6,854)

Other income (expense):
Foreign currency exchange (loss) gain	(176)	1,744	(2,071)	6,645
Debt partial extinguishment of 2019 Notes	—	—	(2,467)	—
Interest and other expense, net	(2,693)	(2,663)	(7,764)	(8,731)
Loss before income tax expense	(4,082)	(8,958)	(21,956)	(8,940)

Income tax (provision) expense	(137)	24	(90)	130

Net loss attributable to common shareholders	$(3,945)	$(8,982)	$(21,866)	$(9,070)

Basic and diluted loss per share	$(0.07)	$(0.17)	$(0.41)	$(0.17)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,625,768	53,391,948	53,532,277	53,297,889

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Gross product sales	$40,111	$53,460	$124,801	$174,504

Reductions to gross product sales:
Chargebacks and billbacks	10,739	30,954	49,103	105,059
Wholesaler fees for service	1,662	—	2,774	—
Sales discounts and other allowances	11,335	11,559	28,636	26,174
Total reductions to gross product sales	23,736	42,513	80,513	131,233

Product sales, net	16,375	10,947	44,288	43,271
Contract manufacturing product sales	1,878	1,883	4,626	7,707
Research and development services and other income	41	21	174	172

Revenue, net	$18,294	$12,851	$49,088	$51,150

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net loss	$(3,945)	$(8,982)	$(21,866)	$(9,070)

Depreciation	570	442	1,703	1,264
Amortization of intangibles	752	747	2,302	2,143
Loss on impairment	—	113	22	113
Interest (income)/expense, net	(116)	231	(153)	1,660
Non-cash interest expense	2,809	2,432	10,384	7,071
Provision for income taxes	(137)	24	(90)	130
EBITDA	(67)	(4,993)	(7,698)	3,311

Foreign currency exchange loss (gain)	176	(1,744)	2,071	(6,645)
Non-cash stock-based compensation expense	469	688	1,573	2,427
Adjusted EBITDA	578	(6,049)	(4,054)	(907)

Product development and research expenses	2,761	4,298	9,468	12,501

Adjusted EBITDA, before product development and research expenses	$3,339	$(1,751)	$5,414	$11,594

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET INCOME (LOSS)
(in thousands, except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net loss	$(3,945)	$(8,982)	$(21,866)	$(9,070)

Non-cash interest expense	2,809	2,432	10,384	7,071
Provision for income taxes	(137)	24	(90)	130
Amortization of intangibles	752	747	2,302	2,143
Loss on impairment	—	113	22	113
Foreign currency exchange loss (gain)	176	(1,744)	2,071	(6,645)
Non-cash stock-based compensation expense	469	688	1,572	2,427
Adjusted net income (loss)	$124	$(6,722)	$(5,605)	$(3,831)

Non-GAAP adjusted net loss per diluted share	$0.00	$(0.13)	$(0.10)	$(0.07)